UNISOURCE ENERGY CORPORATION
                        220 WEST SIXTH STREET
                        TUCSON, ARIZONA  85701
                        Phone: (520) 884-3651
                         Fax: (520) 884-3991


                           May 19, 1998


UniSource Energy Corporation
220 West Sixth Street
Tucson, Arizona  85701

          Re:  Registration on Form S-8 of UniSource
               Energy Corporation (the "Company")


          At your request, I have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $3,000,000 of Deferred Compensation Obligations of the Company (the "Obligations"), to be issued pursuant to the UniSource Energy Corporation Management and Directors Deferred Compensation Plan. I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Obligations to be issued pursuant to and in accordance with the Plan.

          Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Obligations have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Obligations will be validly issued, legally binding obligations of the Company.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Dennis R. Nelson
                              Dennis R. Nelson,
                              Vice President, General Counsel and
                              Corporate Secretary

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